Exhibit 10.10

Execution Copy

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of October 4, 2021, by and between AiPharma Global Holdings LLC, a Delaware limited liability company (“AiPharma”), and Aditxt, Inc., a Delaware corporation (“Aditxt”, and together with AiPharma, the “Parties” and each, a “Party”) and replaces in its entirety and terminates that certain letter agreement between the Parties dated August 24, 2021.

R E C I T A L S

WHEREAS, the Parties desire to enter into a series of transactions, including the transactions set forth in Exhibit A (Material Terms for Subsequent Transaction) hereto, pursuant to which (i) Aditxt would acquire Holdco (as defined in Exhibit A) which will hold the Acquired Assets (as hereinafter defined), and (ii) AiPharma would be issued shares of Aditxt Common Stock (as defined below), as further provided herein. An organization chart of AiPharma and its subsidiaries as of the date hereof is attached hereto as Schedule 6.

NOW, THEREFORE, in consideration for the promises contained herein and the mutual obligations of the Parties, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Initial Transaction.

(a) Upon the execution and delivery of this Agreement, AiPharma will be permitted to borrow under the Loan Documents (as defined below) an additional principal amount of $8,500,000 (the “Borrowing Capacity”) as follows: during the period beginning on the date hereof and ending upon the earlier of (i) the Initial Closing (as defined in Exhibit A) and (ii) the termination of this Agreement in accordance with its terms (such period, the “Interim Period”), Aditxt shall promptly lend (unless AiPharma elects to not borrow) 70% of any and all net cash proceeds Aditxt receives in connection with (A) exercises of the Existing Aditxt Warrants (as defined below) or (B) any other capital raises, in each case, to AiPharma under the Loan Documents (“Additional Borrowings”) until the aggregate amount of the Additional Borrowings actually provided to AiPharma is equal to the Borrowing Capacity. To the extent the exercise of the Existing Aditxt Warrants is unlikely to fund sufficient Additional Borrowings to reach the Borrowing Capacity, Aditxt shall use commercially reasonable efforts to fund Additional Borrowings by raising additional funds through other available means; provided, that Aditxt shall consult with (and consider in good faith any comment from) AiPharma in connection therewith. Any and all Additional Borrowings shall bear interest on the terms set forth under the Loan Documents; provided, that any payment of such interest shall be deferred (and shall not become due and payable) during the Interim Period.

(b) Following the date hereof, each of the Parties shall use its commercially reasonable efforts, acting in good faith, to amend the Loan Documents as promptly as practicable in a manner consistent with and reflecting this Agreement (including Section 1(a) and Section 11) and the transactions contemplated hereby, and until such amendment is executed, the “Maturity Date” (as defined thereunder) shall be extended to November 30, 2021 (including with respect to all principal, interest and any other payments due under the Loan Documents). The Parties agree that, under the Loan Documents, the term “Combination LOI” shall mean this Agreement, and that “Definitive Agreement” shall mean the Definitive Purchase Agreement contemplated by Exhibit A (and not this Agreement).

(c) “Loan Documents” means, collectively, each of the following documents that were entered into between the Parties on August 27, 2021, pursuant to which Aditxt made a secured loan to AiPharma in the principal amount of $6.5 million: (i) the Secured Credit Agreement, dated as of August 27, 2021, by and among AiPharma, AiPharma Holdings Limited, AiPharma Asia Limited, and Aditxt, (ii) the Security Agreement, dated as of August 27, 2021, by and between AiPharma Asia Limited and Aditxt, (iii) the Security Agreement by HK Opco governed by Delaware law, the Security Agreement by BVI Opco governed by Delaware law (including the “Shareholder Direction” attached thereto), the Floating Charge of HK Opco governed by the laws of Hong Kong, the Security Agreement by BVI Opco governed by the laws of the British Virgin Islands, and certain documents, instruments, agreements and financing statements relating thereto, (iv) the Direction Regarding Payment of Dividends by and between AiPharma Limited and Aditxt, (v) the Floating Charge, dated as of August 27, 2021, by and between AiPharma Asia Limited and Aditxt, (vi) Statement of Particulars of Charge, dated as of August 27, 2021, by and between AiPharma Asia Limited and Aditxt, and (vii) the Security Agreement, dated as of August 27, 2021, by and between AiPharma Limited and Aditxt.

2. Subsequent Transaction. Unless this Agreement is terminated under Section 11, the Parties hereby agree to enter into a definitive purchase agreement (the “Definitive Purchase Agreement”) for a subsequent transaction (the “Subsequent Transaction”) including the terms set forth on Exhibit A (the “Material Terms”) as promptly as practicable after the date hereof but in any event no later than the Outside Date. In furtherance of the foregoing, the Parties agree to act in good faith and use all reasonable efforts in all respects to (i) negotiate and agree on the Definitive Purchase Agreement and other definitive agreements for the Subsequent Transaction reflecting the Material Terms (collectively, the “Definitive Documents”), and (ii) execute and deliver the Definitive Documents, in each case, as promptly as practicable after the date hereof but in any event no later than the Outside Date. For the avoidance of doubt, the obligations of the Parties stated herein are legally binding in all respects as further provided herein, and the Parties have agreed to the Material Terms and are obligated to reflect them in the Definitive Documents and perform and implement all actions required pursuant to the Material Terms.

3. Representations and Warranties of each Party. Each Party represents and warrants (solely with respect to itself) to the other Party as of the date hereof as follows (provided, that only Aditxt is making the representations set forth in Section 3(g) and Section 3(h) and only AiPharma is making the representations set forth in Section 3(i)), except in each case as is set forth in, as applicable, the Disclosure Letter of AiPharma, attached as Schedule 1 hereto, or the Disclosure Letter of Aditxt, attached as Schedule 2 hereto (as applicable, the “Disclosure Letters”, each of which will be delivered by the applicable Party to the other Party within seven (7) business days after the date hereof):

(a) Existence. Such Party is a limited liability company or corporation, as applicable, duly formed or incorporated and validly existing in good standing under the laws of the State of Delaware, with all requisite power and authority to own, use, lease and operate its properties and conduct its business in the manner presently conducted, and is duly qualified to transact business in each jurisdiction where it is so required.

(b) Authorization. The execution and delivery, and performance by such Party, of this Agreement has been authorized by all necessary limited liability company or corporate action on the part of such Party and no further limited liability company or corporate action is required by such Party, its officers, its board of directors, or its equityholders in connection with this Agreement or the transactions contemplated hereby (other than as set forth in the Definitive Documents with respect to the Subsequent Transaction, which will be subject to the approvals set forth in Exhibit A among others).

(c) No Contravention. Except as disclosed in the applicable Disclosure Letter, the entry into this Agreement by such Party and the undertaking of the transactions contemplated hereby will not cause such Party to breach or contravene: (i) its certificate of incorporation, by-laws or limited liability company agreement, as applicable; (ii) any material agreement such Party has with any other third party (and does not constitute an event of default under any such agreement); or (iii) any applicable law.

(d) Binding Obligations. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(e) Consents. Except as disclosed in the applicable Disclosure Letters, there are no consents, approvals, authorizations, orders or agreements of any governmental authorities or any other persons or entities which may be required for the execution, delivery and performance by such Party of this Agreement (other than as set forth in the Definitive Documents with respect to the Subsequent Transaction, which will be subject to the approvals set forth in Exhibit A among others).

(f) Investment. Each Party hereby respectively makes the representations set forth on Exhibit B hereto.

(g) Aditxt Capitalization. Except as set forth in the Aditxt Disclosure Letter, as of September 30, 2021: (i) the authorized capital stock of Aditxt consists of (A) 100,000,000 shares of common stock, par value $0.001 per share, of Aditxt (“Aditxt Common Stock”), and (B) 3,000,000 shares of preferred stock, par value $0.001 per share (the “Aditxt Preferred Stock”); (ii) (A) 24,077,013 shares of Aditxt Common Stock are issued and outstanding, (B) zero (0) shares of Aditxt Preferred Stock are issued and outstanding, (C) 10,276,217 warrants to purchase 10,276,217 shares of Aditxt Common Stock are outstanding (collectively, the “Existing Aditxt Warrants”), (D) 39,000 shares of Common Stock to be issued to consultants (E) 3,000,000 securities to be issued under the 2021 Omnibus Equity Incentive Plan, of which 1,575,400 have been approved by the Board of Directors of Aditxt (the “Board) and/or compensation committee of the Board awarded as of the date of this Agreement and 2,478,000 securities, including options, to be issued pursuant to awards granted under the Aditxt 2017 Equity Inventive Plan and (F) 67,466 other stock options to purchase 67,466 shares of Aditxt Common Stock outstanding. (collectively, the “Existing Aditxt Awards/Grants”); (iii) except for the Existing Aditxt Warrants and the Existing Aditxt Awards/Grants, as disclosed above, , there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Aditxt or obligating Aditxt to issue or sell any shares of capital stock of, or other equity interests in, Aditxt (except as may be required in accordance with the terms of the Existing Aditxt Warrants); (iv) Aditxt is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights; (v) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Aditxt Common Stock or any of the equity interests or other securities of Aditxt; (vi) there are no outstanding contractual obligations of Aditxt to repurchase, redeem or otherwise acquire any shares of Aditxt Common Stock; and (vii) there are no outstanding contractual obligations of Aditxt to make any investment (in the form of a loan, capital contribution or otherwise) in, any person or entity.

(h) No Anti-Takeover Provisions.

(i) None of Aditxt or any of its subsidiaries is party to a stockholder rights plan or agreement, “poison pill” or substantially similar anti-takeover agreement or plan.

(ii) The board of directors of Aditxt has taken all necessary actions, including, without limitation, the approval of this Agreement, the transactions contemplated hereby and the Subsequent Transaction, to ensure that the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware do not apply to this Agreement, the transactions contemplated hereby and the Subsequent Transaction.

(iii) No other “control share acquisition”, “fair price”, “moratorium” or anti-takeover provision of law, rule, regulation or requirement applies or purports to apply to this Agreement, the transactions contemplated hereby, or the Subsequent Transaction.

(i)  Holdco Capitalization. As of the Initial Closing, AiPharma will be the sole owner of 100% of the membership interests in Holdco (as defined in Exhibit A). As of the Initial Closing, there will be no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity of Holdco or obligating Holdco or AiPharma to issue or sell any shares of capital stock of, or other equity interests in, Holdco (other than this Agreement and the Definitive Documents). As of the Initial Closing, Holdco will not be a party to, or otherwise bound by, or have granted, any equity appreciation rights, participations, phantom equity or similar rights. As of the Initial Closing, there will be no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of any of the equity interests or other securities of Holdco. As of the Initial Closing, there will be no outstanding contractual obligations of Holdco to repurchase, redeem or otherwise acquire any Holdco equity. As of the Initial Closing, there will be no outstanding contractual obligations of Holdco to make any investment (in the form of a loan, capital contribution or otherwise) in, any person or entity.

4. Covenants of the Parties.

(a) Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by the Parties. Thereafter, during the Interim Period, unless otherwise required by applicable laws, rules or regulations or the requirements of the Nasdaq Stock Market, each Party shall obtain the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the other Party prior to issuing any press release or otherwise making any public statements with respect to this Agreement or the Subsequent Transaction.

(b) Alternative Transaction. The Parties mutually agree that during the Interim Period, each Party shall not, and shall cause its affiliates, representatives and agents not to:

(i) initiate, solicit, encourage, entertain, respond to, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons (other than the other Party), to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of such Party (except as contemplated by Section 4(d) and any agreements entered into prior to the date hereof) or any of such Party’s subsidiaries, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (an “Alternative Transaction”);

(ii) provide any nonpublic information to any third party in connection with an Alternative Transaction, or take any action intended or designed to facilitate a possible Alternative Transaction; or

(iii) approve recommend or enter into any Alternative Transaction.

provided, however, that, in the event that Aditxt receives an unsolicited proposal, indication or communication related to any Alternative Transaction, Aditxt shall immediately notify AiPharma and provide all terms and particulars relating to such proposal and allow AiPharma to make any alternative proposal (the “Alternative Proposal”) to the Alternative Transaction within 5 business days of receipt of all the terms of the Alternative Transaction and the Board, in the exercise of its fiduciary duties, will consider such Alternative Proposal before accepting any Alternative Transaction. Should the board of directors of Aditxt, in the exercise of its fiduciary duties and upon the advice of its outside counsel and any other advisor it deems appropriate, determine that such Alternative Transaction is superior to this Agreement and the transactions contemplated hereby, including the Subsequent Transaction or the Alternative Proposal (if any), such that compliance with its fiduciary duties requires, based on the advice of such outside counsel, the termination of this Agreement and the entry into the Alternative Transaction, Aditxt shall have the right to enter into the Alternative Transaction subject to Aditxt terminating this Agreement pursuant to Section 11(a)(v) and paying the fee required by Section 11(e).

(c) Conduct of Business; Further Assurances. During the Interim Period, except as set forth in the applicable Disclosure Letters, each Party:

(i) shall conduct its respective business, in all material respects, in the ordinary course consistent with past practices;

(ii) shall not, and shall cause its subsidiaries not to, issue any equity interests of such Party or such subsidiaries, other than, with respect to Aditxt, as set forth in Section 4(d); and

(iii) shall act in good faith, and shall not (and shall cause its subsidiaries not to) take actions that are inconsistent with or would defeat the intent of this Agreement (including the Subsequent Transaction).

(d) Permitted Aditxt Issuances. Notwithstanding Section 4(c), during the Interim Period, Aditxt shall have the right to: (i) issue shares of Aditxt Common Stock pursuant to exercises of Existing Aditxt Warrants; (ii) issue shares of Aditxt Common Stock pursuant to exercises of Existing Aditxt Options; (iii) issue securities, in the ordinary course of business consistent with past practice, pursuant to the Aditxt 2021 Omnibus Equity Incentive Plan and the Aditxt 2017 Equity Incentive Plan, as amended as of the date hereof; (iv) issue securities to consultants in the ordinary course of business (outside of the foregoing plan(s)) up to 500,000 shares of Aditxt Common Stock (with any issuances in excess thereof to be subject to consulting with AiPharma first); and (v) sell and issue Aditxt securities pursuant to Aditxt’s currently effective S-3 shelf registration statement; provided, that with respect to any sale or issuance of Aditxt securities pursuant to the foregoing clause (v), Aditxt shall consult with (and consider in good faith any comment from) AiPharma in connection therewith.

(e) Restructuring. Prior to the execution of the Definitive Agreement Purchase Agreement, AiPharma will cause all the assets and liabilities of AiPharma (other than those mutually agreed with Aditxt to be excluded) to be directly or indirectly owned by Holdco (as defined in Exhibit A) (the “Acquired Assets”), to the extent not already so owned by Holdco (the “Restructuring”). Such assets and liabilities include the entities, material assets (including licenses) and material liabilities owned or possessed by AiPharma and its subsidiaries as of the date hereof which are set forth on Schedule 4(e) (which may be updated by AiPharma within seven (7) business days of the date of this Agreement) provided with this Agreement (the “Specified Acquired Assets and Liabilities”). Prior to the execution of the Definitive Purchase Agreement and as part of the Restructuring, AiPharma shall have the right to transfer the Specified Acquired Assets and Liabilities among Holdco and Holdco’s subsidiaries in AiPharma’s sole discretion; provided, that (i) AiPharma shall consult with (and consider in good faith any comment from) Aditxt in connection therewith, (ii) AiPharma will provide Aditxt with the particulars of the Restructuring and reasonably promptly thereafter Aditxt shall inform AiPharma if such particulars of the Restructuring will cause adverse tax consequences to Aditxt or any material adverse issues relating to its NASDAQ listing, in which case AiPharma and Aditxt shall cooperate in good faith to revise the particulars to reduce or eliminate such adverse tax consequences to Aditxt and such material adverse issues relating to its NASDAQ listing, in each case, to the extent commercially reasonable; and (iii) at the execution of the Definitive Purchase Agreement all of the Acquired Assets will be directly or indirectly owned by Holdco. In the event that further restructuring is required by AiPharma after the Initial Closing, the consent of Aditxt shall be required (such consent not to be unreasonably withheld, conditioned or delayed if such further restructuring shall not adversely affect the ownership (directly or indirectly) of the Acquired Assets).

(f) Board Appointments. After the execution and delivery of the Definitive Purchase Agreement, Aditxt shall take all actions necessary to cause two (2) individuals designated by AiPharma to be appointed to the board of directors of Aditxt (each, an “AiPharma Director”) within fourteen (14) days after the date thereof and shall cooperate and take additional actions as shall be reasonably necessary in connection therewith; provided, that such individuals meet Aditxt’s customary qualifying requirements (but not, for the avoidance of doubt, any qualifications relating to “independence”); provided, further, that if any such individual (or alternate) fails to so qualify, AiPharma shall have the right to designate an alternate individual to be appointed as an AiPharma Director. Upon any termination of the Definitive Purchase Agreement, AiPharma shall cause the AiPharma Directors to promptly resign unless otherwise agreed between such AiPharma Director and Aditxt. Such directors, upon appointment, shall deliver to the Board of Directors of Aditxt an executed resignation letter that will only take effect in the event that the Definitive Purchase Agreement is terminated.

(g) Financial Statements. Prior to the Initial Closing, the Parties will use commercially reasonable efforts and cooperate for AiPharma to provide Aditxt the following financial statements: (i) financial statements of AiPharma and its consolidated subsidiaries (as of the date hereof) prepared under PCAOB standards and audited in accordance with US GAAP as of December 31, 2020 and the interim period ended June 30, 2021 (including, in each case, audited consolidating schedules), and (ii) unaudited interim financial statements of AiPharma and its consolidated subsidiaries (as of the date hereof) prepared under PCAOB standards and in accordance with US GAAP for the interim period ending September 30, 2021 (or such other period as the Parties mutually agree are required for Aditxt’s filings with the Securities Exchange Commission).

5. Further Assurances. Each Party hereby agrees to take such further actions as may be necessary or reasonably requested by another Party to give effect to or to achieve the purpose and intent of this Agreement (including the Subsequent Transaction).

6. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt), (b) when transmitted (except if not a business day, then the next business day) via email to the email address set out below (and sender shall bear the burden of proof of delivery, which shall be deemed satisfied if such notice is also delivered by hand, deposited in registered or certified mail (postage prepaid, return receipt requested), or delivered prepaid to a reputable national overnight air courier service on or before the date that is one (1) business day after its transmission by email), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third business day following the day on which the same is sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Party):

If to AiPharma, to:

AiPharma Global Holdings LLC
14th Floor, One JLT,
Jumeirah Lakes Towers
PO Box 103805
Dubai
Attention: xxx
Email: xxxx@aipharmalab.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention: xxx
Email: xxxx@gtlaw.com

If to Aditxt, to:

Aditxt, Inc.
737 N. Fifth St., Suite 200
Richmond, VA 23219
Attention: xxx
Email: xxxx@aditxt.com

with a copy (which shall not constitute notice) to:

xxx.
Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Email: xxxx@sheppardmullin.com

7. Binding Effect. This Agreement shall be binding upon and inure to the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

8. Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.

9. Amendments and Waivers. This Agreement may only be amended by an instrument in writing signed by both Parties. The Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. Waiver of any term or condition of this Agreement by a Party shall not be construed as (i) a waiver by the other Party, (ii) a waiver of any subsequent breach or waiver of the same term or condition by such Party, or (iii) a waiver of any other term or condition of this Agreement by such Party.

10. No Survival. The Parties, intending to modify any applicable statute of limitations, agree that the representations and warranties in this Agreement shall terminate effective as of execution of the Definitive Documents, and thereafter, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective affiliates in respect thereof.

11. Termination; Effect of Termination.

(a) This Agreement may be terminated and the Subsequent Transaction abandoned at any time prior to the execution and delivery of the Definitive Documents:

(i) by the mutual written consent of the Parties;

(ii) by either Party, if the Definitive Documents have not been executed and delivered by the Parties on or before November 30, 2021 (the “Outside Date”);

(iii) by either Party, if (A) there has been a material breach of or any material failure to perform any covenant or agreement of the other Party herein (including Section 4(e)), or any representation or warranty of the other Party herein shall be or shall have become inaccurate in any material respect, and (B) such breach, failure to perform or inaccuracy (1) is not cured by the other Party prior to the earlier to occur of (x) the Outside Date and (y) the date that is fifteen (15) business days after the delivery of written notice of such breach, failure to perform or inaccuracy by such Party to the other Party, or (2) is not capable of being cured by the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 11(a)(iii) shall not be available to a Party if such Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iv) by Aditxt, if the circumstances set forth in Schedule 3 hereto are satisfied;

(v) by Aditxt, pursuant to the last sentence of Section 4(b);

(vi) by AiPharma, if Aditxt breaches Section 4(d); or

(vii) by AiPharma, if at any time during the Interim Period, the Initial Aditxt Shares and Secondary Aditxt Shares, collectively, represent less than 50.1% of the issued and outstanding shares of Aditxt Common Stock as of such time (including, for this purpose, any shares of Aditxt Common Stock issuable upon the exercise or conversion of any securities issued during the Interim Period, other than any securities which were issued with the prior written approval of AiPharma).

(b) If this Agreement is terminated pursuant to Section 11(a)(i) or Section 11(a)(ii), then AiPharma shall make the $4,000,000 contemplated by the Loan Documents (the “$4M Payment”) on November 30, 2021.

(c) If Aditxt terminates this Agreement pursuant to Section 11(a)(iii), then AiPharma shall pay to Aditxt, in cash by wire transfer of immediately available funds (to an account designated by Aditxt), the $4M Payment under the Loan Documents on November 30, 2021.

(d) If Aditxt terminates this Agreement pursuant to Section 11(a)(iv), then AiPharma shall pay to Aditxt, in cash by wire transfer of immediately available funds (to an account designated by Aditxt), the $4M Payment under the Loan Documents on November 30, 2021, subject to any limitations in Schedule 3.

(e) If Aditxt terminates this Agreement pursuant to Section 11(a)(v), then (i) the obligation of AiPharma to make the $4M Payment shall be terminated and be of no further force or effect, and (ii) Aditxt shall pay to AiPharma, in cash by wire transfer of immediately available funds (to an account designated by AiPharma), a termination fee equal to $4,000,000 on November 30, 2021.

(f) If AiPharma terminates this Agreement pursuant to Section 11(a)(iii) or Section 11(a)(vi), then (i) the obligation of AiPharma to make the $4M Payment shall be terminated and be of no further force or effect, and (ii) Aditxt shall pay to AiPharma, in cash by wire transfer of immediately available funds (to an account designated by AiPharma), a termination fee equal to $4,000,000 on November 30, 2021.

(g) If AiPharma terminates this Agreement pursuant to Section 11(a)(vii), then the obligation of AiPharma to make the $4M Payment shall be terminated and be of no further force or effect.

(h) Upon the execution and delivery of the Definitive Documents by the Parties, this Agreement shall automatically terminate, and the Definitive Documents shall supersede this Agreement in its entirety and in all respects as will be provided in the Definitive Documents. The Parties acknowledge and agree that this Agreement is not the “Definitive Agreement” contemplated by the Loan Documents.

(i) The Parties acknowledge and agree that during the Interim Period, Aditxt will not have any right to require AiPharma to pay the $4M Payment under any circumstances, except as specifically set forth in this Section 11.

12. Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to replace such provision with a valid, legal and enforceable provision that corresponds as closely as possible to the intentions of the Parties as expressed so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

13. Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. Each Party hereby irrevocably and unconditionally (a) consents to submit to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware for any Proceeding arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such Proceeding, such Proceeding shall be brought in the Federal courts of the United States located in the State of Delaware (in such order, the “Chosen Courts”), (b) waives any objection to the laying of venue of any such Proceeding in the Chosen Courts, and (c) agrees not to plead or claim in any Chosen Court that such Proceeding brought therein has been brought in any inconvenient forum. Each Party hereby agrees not to commence any such Proceeding other than before the appropriate Chosen Courts. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any court of competent jurisdiction, or in any other manner provided by law. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding hereunder may be made on such Party by sending or delivering a copy of the process to such Party to be served at the address of such Party and in the manner provided for the giving of notices in Section 6. Nothing in this Section 13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

14. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, VALIDITY OR PERFORMANCE HEREOF.

15. Descriptive Headings; Interpretation. The descriptive headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. The Parties are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

16. Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous negotiations, understandings and agreements (whether oral or written) between the Parties relating to the same.

17. Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Delivery of an executed counterpart of a signature page to this Agreement by pdf or electronic mail intended to preserve the original graphic and pictorial appearance of the signature shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

AiPharma Global Holdings LLC

By:	/s/ Alessandro Gadotti
	Name:	Alessandro Gadotti
	Title:	CEO

Aditxt, Inc.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Chief Executive Officer

Exhibit A

Material Terms for Subsequent Transaction

Defined Terms	As used herein, the following terms shall have the following meanings:

“A&R Holdco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdco, to be dated as of the date of the Initial Closing (as defined below), to be entered into among Holdco, AiPharma and Aditxt at the Initial Closing.

“Holdco” means AiPharma Development LLC, a Delaware limited liability company or such other entity designated as part of the Restructuring that is a wholly-owned subsidiary of AiPharma and will directly or indirectly hold all of the Acquired Assets at the Initial Closing in accordance with Section 4(e) of the Transaction Agreement.

“Initial Aditxt Shares” means 4,812,995 shares of Aditxt Common Stock (as further described in Schedule 5).

“Outstanding Loan” means, as of the Initial Closing, all amounts due and owing under the Loan Documents (including, without limitation, all principal (including the amount of any Additional Borrowings), accrued and unpaid interest, and any fees or other amounts payable in connection with the repayments and cancelation thereof as contemplated by the Definitive Purchase Agreement).

“Purchased Holdco Interests” means ten percent (10%) of the issued and outstanding equity interests of Holdco.

“Subsequent Transaction” means the transaction set forth in this Exhibit A.

Subsequent Transaction	Initial Closing:

Upon (x) the execution and delivery of the Definitive Purchase Agreement by the Parties, (y) the completion of the Restructuring by AiPharma and (z) any approval from the Committee on Foreign Investment in the United States (“CFIUS”) required to be obtained prior to the execution of the Definitive Purchase Agreement, if any (the “Initial Closing”):

(i) AiPharma shall subscribe for and purchase the Initial Aditxt Shares in exchange for the sale of the Purchased Holdco Interests contemplated by clause (ii) below and the other consideration contemplated herein, and Aditxt shall sell and issue (in book-entry form) the Initial Aditxt Shares to AiPharma.

(ii) Aditxt shall subscribe for and purchase the Purchased Holdco Interests in exchange for the issuance of the Initial Aditxt Shares contemplated by clause (i) above and the other consideration contemplated herein, and AiPharma shall sell the Purchased Holdco Interests to Aditxt.

(iii)	Aditxt to exchange the Outstanding Loan as part of the consideration for the Purchased Holdco Interests. Promptly after the Initial Closing (and in any event within (10) business days thereafter), Aditxt will take all actions necessary or desirable to cause the release of all liens over the properties and assets of AiPharma and its subsidiaries securing the Outstanding Loan and any and all other obligations under the Loan Documents (including, without limitation, providing any releases reasonably necessary or desirable to evidence the satisfaction and release of such liens). The Parties will acknowledge and agree that (a) it will be deemed for all purposes that Aditxt paid to AiPharma, as partial consideration for the Purchased Holdco Interests, cash in an amount equal to the Outstanding Loan, and, immediately after such payment, AiPharma paid such cash to Aditxt in satisfaction of the Outstanding Loan, and (b) upon the deemed repayment of the Outstanding Loan pursuant to the terms of this clause (iii), all Loan Documents will be terminated and be of no further force or effect, without any further liability thereunder on the part of the Parties and their respective affiliates.

(iv)	To the extent the aggregate amount of the Additional Borrowings actually made prior to the Initial Closing is less than $8.5 million, then Aditxt shall (a) have an obligation to pay to AiPharma an amount equal such difference (the “Loan Shortfall”) prior to the Secondary Closing and (b) in furtherance of the foregoing, pay 70% of any and all cash proceeds it receives after the Initial Closing in connection with exercises of the Existing Aditxt Warrants to AiPharma until the Loan Shortfall has been paid in full. To the extent Aditxt decides to raise additional funds to allow it to pay the Loan Shortfall, Aditxt shall consult with (and consider in good faith any comment from) AiPharma in connection therewith. Aditxt’s obligation to pay the Loan Shortfall shall survive any termination of the Definitive Purchase Agreement.

Additionally, at the Initial Closing:

(a)	Aditxt to deliver to AiPharma (i) a signature page to the A&R Holdco LLC Agreement, duly executed by Aditxt, and (ii) the Initial Aditxt Shares, in book entry form; and

(b)	AiPharma to deliver to Aditxt (i) signature page(s) to the A&R Holdco LLC Agreement, duly executed by Holdco and AiPharma, and (ii) a copy of Exhibit A to A&R Holdco LLC Agreement reflecting the transfer of the Purchased Holdco Interests to Aditxt.

Secondary Closing:

Two (2) business days following the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions precedent set forth in the Definitive Purchase Agreement (the “Secondary Closing”):

	(A)	Aditxt to issue to (i) AiPharma, (ii) any wholly-owned subsidiary of AiPharma, (iii) any member or related person of AiPharma, (iv) any parent company or other holding company of AiPharma, or (v) any combination of the foregoing (in each case, as specified by AiPharma) sufficient shares of Aditxt Common Stock (such additional shares, the “Secondary Aditxt Shares”) such that the Initial Aditxt Shares and the Secondary Aditxt Shares collectively (the “AiPharma Aditxt Stock”) shall equal 44,714,453 (as further described in Schedule 5) in the aggregate (i.e., because the number of Initial Aditxt Shares was equal to 4,812,995, the number of Secondary Aditxt Shares will equal 39,901,458).

	(B)	AiPharma to transfer all the remaining equity interests of Holdco to Aditxt.

	(C)	AiPharma shall deliver agreements by its major holders who may hold directly Aditxt shares after the Closing regarding certain limitations on sales by such holders of Aditxt shares (based on the number Aditxt shares they hold, if any) for a period of 6 months after the Closing in the form agreed to by the Parties.

Transaction Structure	It is currently contemplated that the Subsequent Transaction will be structured as a sale by AiPharma of 100% of the equity interests of Holdco to Aditxt in exchange for the Initial Aditxt Shares and the Secondary Aditxt Shares. However, the Parties agree that AiPharma may implement the Restructuring (as defined in Section 4(e) of the Transaction Agreement) and change the structure of the Subsequent Transaction (and the Definitive Documents shall reflect such structure) as provided in Section 4(e) of the Transaction Document.

Representations and Warranties	Parties to make representations and warranties in the Definitive Documents (the “R&Ws”) that are customary for transactions of this type and reciprocal (other than differences which are necessary as a result of AiPharma being a private company and Aditxt being a public company), including, but not limited to, the R&Ws set forth on Exhibit B hereto (which R&Ws shall be given by the Parties as of the dates of the respective signing of both the Transaction Agreement and the Definitive Purchase Agreement) and in the case of AiPharma shall include the representation in Section 3(i) of the Transaction Agreement.

None of the Parties’ respective R&Ws will survive the Secondary Closing, and no Party will have any liability for any representations or warranties of any person or entity except for fraud, gross negligence or willful malfeasance in connection with making the R&Ws.

Covenants	The Definitive Documents will have customary covenants (including, with respect to AiPharma, that Holdco will be subject to such covenants), including:

● interim operating covenants, with (i) customary exceptions for compliance with applicable laws, actions that are expressly required or expressly permitted, COVID-19 measures, and scheduled items, and (ii) exceptions that are consented to by the other Party, such consent not to be unreasonably withheld, conditioned or delayed (and consent will be deemed to be given if no response within three (3) business days);

● public announcements;

● exclusivity (including, with respect to Aditxt’s obligations, a “no shop” provision, and a “fiduciary out”) and;

● confidentiality and access to information.

During the period from the Initial Closing to the Secondary Closing or termination of the Definitive Purchase Agreement (if terminated), Aditxt shall not issue any securities (which shall not include debt financings in the ordinary course of business) without the prior written consent of AiPharma, other than: (i) shares of Aditxt Common Stock pursuant to exercises of Existing Aditxt Warrants; (ii) shares of Aditxt Common Stock pursuant to exercises of Existing Aditxt Options; (iii) securities, in the ordinary course of business consistent with past practice, pursuant to the Aditxt 2021 Omnibus Equity Incentive Plan and the Aditxt 2017 Equity Incentive Plan, as amended as of the date hereof; and (iv) securities to consultants in the ordinary course of business (outside of the foregoing plan(s)) up to 500,000 shares of Aditxt Common Stock.

The Parties will also retain a proxy solicitor to get approval of the Definitive Purchase Agreement and any other matters contemplated thereby which requires the consent of the Aditxt stockholders.

The Parties will also consult with each other on whether to pursue support agreements with any significant stockholders of Aditxt with the goal of facilitating the approval by the Aditxt stockholders of the contemplated transactions.

None of the Parties’ covenants that are to be performed prior to the Secondary Closing will survive the Secondary Closing, and no Party will have any liability for any such covenants after the Secondary Closing.

The Parties will discuss with each other the inclusion in the Definitive Purchase Agreement of appropriate provisions relating to the amendment of Aditxt’s certificate of incorporation and bylaws.

Consents and Approvals	The only consents/approvals which will be required for and constitute conditions to the Secondary Closing of the Subsequent Transaction will include, among others:

	●	HSR (to the extent it is determined to be applicable);

	●	CFIUS (to the extent applicable);

	●	the approvals of the stockholders of Aditxt of all matters required for the Secondary Closing (the “Stockholder Approvals”); and

	●	NASDAQ – for the continued listing of the Aditxt Common Stock after the Secondary Closing, and the listing of the (i) Initial Aditxt Shares (in connection with the issuance thereof at the Initial Closing) and (ii) Secondary Aditxt Shares (in connection with the issuance thereof at the Secondary Closing).

The Parties will use their respective commercially reasonable efforts to (i) prepare and submit any required HSR or CFIUS filings and the Nasdaq application promptly after signing of the Definitive Documents (and in any event within 10 business days), and (ii) obtain any required HSR, CFIUS and Nasdaq approvals as promptly as practicable.

Closing Conditions	The closing conditions (in addition to the consents and approvals referenced above) to the Secondary Closing will be, among others, customary closing conditions relating to:

	●	No illegality (based on law or order);

	●	Bringdown of R&Ws (with all R&Ws being subject to a materiality strip and an aggregate MAE standard);

	●	Bringdown of covenants (performed in all material respects);

	●	Officer’s certificate regarding bringdown of R&Ws and covenants;

	●	No MAE;

	●	Evidence of issuance of the Secondary Aditxt Shares;

	●	Listing of the Initial Aditxt Shares and Secondary Aditxt Shares on the Nasdaq Stock Market at, and the continuous listing of the Aditxt Common Stock on the Nasdaq Stock Market through, the Secondary Closing;

	●	Delivery of interest transfer power relating to the Purchased Holdco Interests (no certificate will be delivered), the withdrawal of AiPharma as a member of Holdco and the resignations of all managers and officers thereof;

	●	Effectiveness of the S-4 and or any other documents filed with the SEC; and

	●	Other customary closing deliverables.

Termination	The Definitive Documents will provide for customary termination rights (e.g., mutual agreement, final non-appealable order prohibiting the Subsequent Transaction, no closing by agreed end date (with customary extension if any of CFIUS, HSR (if applicable) or Stockholder Approval is the only condition that is not satisfied), material breach resulting in failure of rep/covenant closing condition, failure to obtain the Stockholder Approval at the Aditxt stockholder meeting).

The Definitive Purchase Agreement will contain customary “no solicit” and “fiduciary out” provisions.

If the Definitive Purchase Agreement is terminated under the following circumstances, a termination fee of $3 million will be payable by the person specified below:

	●	By the breaching party, in the case of a material breach by the breaching party of a representation, warranty, covenant or agreement resulting in a failure of a closing condition of such party.

	●	By Aditxt, upon the exercise by Aditxt of its “fiduciary out”.

Registration; Registration Rights	●	Aditxt shall prepare and file an S-4/Proxy Statement covering the issuance of the Secondary Aditxt Shares.

	●	Aditxt and AiPharma shall enter into a Registration Rights Agreement, pursuant to which, among other customary registration rights provided to a significant stockholder, AiPharma shall have registration rights that require Aditxt to prepare and file an S-3 Registration Statement (the “Shelf”), to be effective no later than three (3) months following the Secondary Closing, to register the resale of the Initial Aditxt Shares and Secondary Aditxt Shares issued to and held by AiPharma (or any of its assignees or transferees) (the “Selling Stockholders”). The Registration Rights Agreement shall provide for the following, among other customary registration rights to AiPharma:

	o	that the Shelf shall be maintained and kept effective until the Selling Stockholders have sold all of the Initial Aditxt Shares and Secondary Aditxt Shares; and

	o	that the Selling Stockholders shall also have registration rights with respect to underwritten offerings and piggyback registration rights.

Post-Closing Governance of Aditxt	The Parties will in good faith agree on and document in the Definitive Documents the parameters and constitution of Aditxt’s Board of Directors from and after the Secondary Closing, taking into account all applicable statutory, regulatory, accounting, and legal requirements, the share ownership of Aditxt from and after the Secondary Closing, director qualifications and business needs. Upon such agreement, such directors will be nominated by the board of directors following the nominating procedures of Aditxt consistent with past practices; provided, that if the 2022 annual meeting occurs prior to the Closing, the board of directors of Aditxt shall implement such nominated board from and after the Secondary Closing and recommend such board for election at the next annual stockholders meeting.

Post-Closing Equity Incentive Plan	Aditxt shall establish a new equity incentive plan providing for the issuance of awards for up to 10 million shares of Aditxt Common Stock.

The Parties shall negotiate in good faith the key parameters for the equity incentive plan, to be set forth in the Definitive Purchase Agreement.

Employment Agreements	The Parties shall agree on the forms of employment agreements and the individuals who will be entering into them, which shall include, but not be limited to the executive management teams and key advisors of the consolidated companies. Such employment agreements will be entered into at or prior to the Initial Closing and shall automatically (i) become effective upon the Secondary Closing and (ii) terminate upon any termination of the Definitive Purchase Agreement.

Transaction Expenses	Except as noted herein, each Party will be responsible for its own customary transaction expenses (e.g., advisors, legal, accounting).

Exhibit B

Investment Representations

Each Party represents and warrants (solely with respect to itself) to the other Party as of the date hereof that:

1.	the Party making this representation has been furnished by the other Party with all information regarding (a) such other Party, and (b) the Securities, and any additional information that it has requested or desired to know, and has been afforded the opportunity to ask questions of, and receive answers from, duly authorized officers or other representatives of such other Party concerning the aforementioned. For purposes of this Exhibit B, the term “Securities” shall mean either the Initial Aditxt Shares or the Purchased Holdco Interests, as applicable;

2.	no Securities were offered or sold to the Party making this representation by means of any form of general solicitation or general advertising, and in connection therewith, such Party did not (a) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, or (b) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising;

3.	the Party making this representation acknowledges that the issuance of the Securities has not been reviewed by the U.S. Securities and Exchange Commission (the “SEC”) nor any state regulatory authority, and the issuance of the Securities is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder. Such Party understands that the Securities have not been registered under the Securities Act or under any state securities or “blue sky” laws and agrees not to sell, assign or otherwise transfer or dispose of the Securities unless they are registered under the Securities Act and under any applicable state securities or “blue sky” laws or unless an exemption from such registration is available;

4.	the Party making this representation consents to the placement of a legend on any certificate or other document evidencing the Securities that such Securities have not been registered under the Securities Act or any state securities or “blue sky” laws. Such Party is aware that the issuer of such Securities will make a notation in its appropriate records with respect to the restrictions on the transferability of such Securities;

5.	the Party making this representation represents that it is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; and

6.	the Party making this representation has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities, and it and any accounts for which it is acting are able to bear the economic risks of and an entire loss of its or their investment in the Securities.